EXHIBIT (a)(2)

LETTER OF TRANSMITTAL

TO TENDER CERTAIN OUTSTANDING OPTIONS
FOR NEW OPTIONS

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT

5:00 P.M., PACIFIC TIME, ON NOVEMBER 30, 2001,
UNLESS THE OFFER IS EXTENDED.

To:	Tina Parker

Packeteer, Inc.
10495 North De Anza Boulevard, Cupertino, California 95014
Telephone: (408) 873-4400
Facsimile: (408) 725-4657

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS

OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE
TO A NUMBER OTHER THAN AS SET FORTH ABOVE
WILL NOT CONSTITUTE A VALID DELIVERY.

NOTE:	To validly tender options you must complete page 3 of this letter of transmittal according to instructions of this letter of transmittal.

To Packeteer, Inc.:

      Pursuant to the terms of and subject to the conditions to the offer as set forth in the Offer to Exchange, dated October 18, 2001 (the “offer to exchange”), and this letter of transmittal (this “letter of transmittal” which, together with the offer to exchange, as they may be amended from time to time, constitutes the “offer”), I hereby tender the options to purchase shares of common stock of Packeteer (the “common stock”) which were granted to me pursuant to the Packeteer, Inc. 1999 Stock Incentive Plan (the “1999 plan”), the Packeteer, Inc. 1996 Equity Incentive Plan, the WorkFire International, Inc. 2000 Stock Option Plan, or outside of such option plans with an exercise price of $5.00 or more (the “eligible options”). These options are listed in the table on page 3 of this letter of transmittal. In addition, I hereby tender all of the options which were granted to me after May 28, 2001 (the “required options”, and together with the eligible options I am tendering, the “tendered options”). I have listed all of my required options in the table on page 3 of this letter of transmittal.

      I am tendering each such tendered option in its entirety (to the extent outstanding). I understand that I may not tender pursuant to the offer any shares of common stock that I own, including any common stock I own as a result of exercising options granted to me or otherwise.

      I understand that I had the opportunity to tender all, some or none of my eligible options. I understand that I was not required to tender any options in the offer. I also understand that if I choose to tender my eligible options, I must tender all my required options. I further understand and agree that by choosing to tender one or more of my eligible options, I am hereby automatically deemed to have tendered all of my required options.

      I understand that if I do not withdraw my tendered options prior to the expiration date (as defined in the following sentence), they will be exchanged for the new options upon the terms and subject to the conditions of the offer, including the conditions described in Sections 1 and 7 of the offer to exchange. The term “expiration date” means 5:00 p.m., Pacific Time, on November 30, 2001, unless and until Packeteer, in its discretion, has extended the period of time during which the offer will remain open, in which event the term “expiration date” refers to the latest time and date at which the offer, as so extended, expires.

      I understand that each tendered option accepted by Packeteer pursuant to the offer will be cancelled on the expiration date of the offer and, upon such acceptance and cancellation, I will have no further right or entitlement to purchase any shares of common stock pursuant to the terms of that cancelled option. I recognize that, under certain circumstances, Packeteer may terminate or amend the offer and postpone its acceptance and cancellation of any tendered options. In such event, I understand that the tendered options that are not accepted for exchange will be returned to me at the address indicated below.

      I also understand that I will receive, subject to the terms and conditions of the offer, a new option for the same number of shares of common stock subject to each eligible option and required option that I tendered, subject to adjustment for any stock split, combination or the like occurring prior to the grant of the new option. I acknowledge that the new option will be granted to me pursuant to the terms of the 1999 plan and will be subject to the terms and conditions set forth in a new stock option agreement between Packeteer and me that I must sign. The new options will not be granted to me until on the first trading day that is at least six months and one day after the date the tendered options are accepted for exchange and cancelled. I acknowledge that I must remain an employee of Packeteer or one of its subsidiaries from the date I tender the tendered options through the date the new options are granted in order to receive those new options. I further acknowledge that, if I do not remain such an employee, I will not receive any new options or any other consideration for any of my tendered options that are accepted for exchange pursuant to the offer. I understand that if I am a non-exempt employee under the federal wage laws, then, as required by federal law, my new options will not be exercisable until six months after the grant date. I also understand and agree that any special vesting acceleration or other features which may form part of my tendered eligible options or required options will not be included in the new options to be granted to me and that by tendering my eligible options and required options for new options, I hereby agree to the elimination of those special features.

      I acknowledge that I have received a copy of the offer to exchange. I also acknowledge that Packeteer has advised me to consult with my own advisors as to the consequences of tendering options pursuant to the offer.

      Subject to, and effective upon, Packeteer’s acceptance of my tendered options, I hereby sell, assign and transfer to Packeteer all of my right, title and interest in and to all of the tendered options, and I hereby agree that I shall have no further right or entitlement to purchase any shares of common stock pursuant to the tendered options which are accepted by Packeteer for cancellation.

      I hereby represent and warrant that I have full power and authority to tender the tendered options and that, when and to the extent accepted for exchange by Packeteer, such tendered options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, other than as contained in the applicable option agreement, and such tendered options will not be subject to any adverse claims. Upon request, I will execute and deliver any additional documents deemed by Packeteer to be necessary or desirable to complete the tender of the tendered options.

      By execution hereof, I understand my tender of the tendered options pursuant to the procedure described in Section 4 of the offer to exchange and in the instructions to this letter of transmittal will constitute my acceptance of the terms and conditions of the offer. Except as stated in the offer, I understand that my tender is irrevocable. Packeteer’s acceptance of the tendered options will constitute a binding agreement between Packeteer and me upon the terms and subject to the conditions of the offer.

      The offer is not being made to (nor will tenders of options be accepted from or on behalf of) holders in any jurisdiction in which the making or acceptance of the offer is not in compliance with the laws of such jurisdiction.

      All capitalized terms used in this letter of transmittal but not defined shall have the meaning ascribed to them in the offer to exchange.

      I have read, understand and agree to all of the terms and conditions of the offer, and I hereby tender the following eligible options and required options:

Grant Date of Tendered Option (1)	Exercise Price of Tendered Option	Total Number of Shares Subject to Tendered Option(2)	Option Identification Number

(1)	List each option on a separate line even if more than one option was granted to you on the same grant date.

(2)	Provide the total number of shares for which the option remains outstanding (i.e., for which the option has not been exercised) in this column.

      By choosing to tender one or more of my eligible options for exchange pursuant to this letter of transmittal, I understand and agree that I will automatically be deemed to have tendered all of my required options for exchange and cancellation.

      I am the registered holder of the tendered options, and my name, social security number or other identification number and the other information appearing below are true and correct. All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns.

SIGNATURE

X

(Signature of Holder or Authorized Signatory)
Date:

Name:

(Please Print)
Capacity:

Address:

(Please include ZIP code)
Telephone No. (with area code):

Tax ID/Social Security No./Other Identification No.:

      You must complete and sign the following exactly as your name appears on the option agreement or agreements evidencing the options you are tendering. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, please set forth the signer’s full title and include with this letter of transmittal proper evidence of the authority of such person to act in such capacity.

INSTRUCTIONS

Forming Part of the Terms and Conditions of the Offer

      1. Delivery of Letter of Transmittal. A properly completed and duly executed original of this letter of transmittal (or a facsimile thereof), and any other documents required by this letter of transmittal, must be received at the address or at the facsimile number set forth on the first page of this letter of transmittal on or before the expiration date.

      The method by which you deliver any required documents is your choice and at your risk, and the delivery will be deemed made only when actually received by Packeteer. If you elect to deliver your documents by mail, you may want to use certified mail with return receipt requested and to properly insure the documents. If you elect to deliver your documents by facsimile, please keep a paper confirmation that the facsimile was received. In all cases, you should allow sufficient time to ensure timely delivery. Packeteer will not accept delivery by e-mail.

      Tendered options may be withdrawn at any time prior to the expiration date. If Packeteer extends the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, unless Packeteer accepts your tendered options before December 14, 2001, you may withdraw your tendered options at any time thereafter until they are accepted for exchange. To withdraw your tendered options you must deliver a written notice of withdrawal, or a facsimile of such notice, with the required information to Packeteer while you still have the right to withdraw the tendered options. Withdrawals may not be rescinded, and tendered options withdrawn will thereafter be deemed not properly tendered for purposes of the offer unless such withdrawn options are properly re-tendered prior to the expiration date by following the procedures described above. No required options may be withdrawn unless all eligible options are withdrawn.

      Packeteer will not accept any alternative, conditional or contingent tenders. All holders of tendered options, by execution of this letter of transmittal (or a facsimile of it), waive any right to receive any notice of the acceptance of their tender, except as provided for in the offer to exchange.

      2. Inadequate Space. If the space provided herein is inadequate, the information requested by the table on page 3 of this letter of transmittal regarding the eligible options and required options to be tendered should be provided on a separate schedule attached hereto.

      3. Tenders. If you intend to tender any options pursuant to the offer, you must complete the table on page 3 of this letter of transmittal by providing the following information for each option that you intend to tender: grant date, exercise price, total number of shares which remain subject to the option, option identification number (if available) and the name of the plan under which the grant was made. You may tender all of your eligible options; however you may not tender less than the entire outstanding portion of a particular option. In addition, if you tender any eligible options, you must tender all of your required options. Accordingly, if you choose to tender any of your eligible options, you will automatically be deemed thereby to have tendered all of your required options, whether or not you include those required options in the table on page 3 of this letter of transmittal. This does not change your responsibility to properly complete this letter of transmittal.

      4. Signatures on This Letter of Transmittal. If this letter of transmittal is signed by the holder of the tendered options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the tendered options are subject without alteration, enlargement or any change whatsoever.

      If this letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to Packeteer of the authority of such person so to act must be submitted with this letter of transmittal.

      5. Requests for Assistance or Additional Copies. Any questions or requests for assistance, as well as requests for additional copies of the offer to exchange or this letter of transmittal may be directed to Tina Parker at the address and telephone number given on the first page of this letter of transmittal. Copies will be furnished promptly at Packeteer’s expense.

      6. Irregularities. Packeteer will determine, in its discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any tender of options, and all questions as to the number of shares subject to eligible options or required options or to be subject to the new options. Packeteer’s determination of these matters will be binding on all parties. Packeteer reserves the right to reject any or all tenders of options Packeteer determines do not comply with the conditions of the offer, not to be in proper form or the acceptance of which to be unlawful. Packeteer also reserves the right to waive any of the conditions of the offer or any defect or irregularity in the tender with respect to any particular options or any particular option holder, and Packeteer’s interpretation of the terms of the offer (including these instructions) will be binding on all parties. No tender of options will be deemed to be properly made until all defects and irregularities have been cured by the tendering option holder or waived by Packeteer. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as Packeteer shall determine. Neither Packeteer nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for failure to give any such notice.

Important: This letter of transmittal must be received on or prior to the expiration date.

      7. Important Tax Information. You should refer to Section 15 of the offer to exchange, which contains important federal tax information. Special considerations apply to employees located outside the United States. In some countries, the application of local taxation rules may have important consequences to those employees. You are strongly encouraged to consult with your own tax advisors as to the consequences of your participation in the offer.